Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS FIRST QUARTER 2013 NET INCOME OF

$6.2 MILLION, OR $0.12 PER DILUTED SHARE

Steady Earnings and Improved Loan Growth amid Market Slowdown

•	Revenue Growth – Risk-adjusted revenue[1] in the first quarter increased 7% from the prior quarter and 11% from the first quarter of the prior year

•	Loan Growth – Net loan growth from the prior quarter was 2%, or 7% on an annualized basis, despite a slowdown in new loan volume to $147 million amid a fall-off in market activity

•

Margins – Net interest margin narrowed to 4.11% in the first quarter from 4.58% in the prior quarter due primarily to lower amortization of deferred loan fees associated with decrease in loan prepayments

•	Credit Trends – Provision for credit losses declined $5.2 million from the prior quarter, reflecting continued variation around longer term cyclical trend

•	Asset Management —Formed a new managed credit fund on April 4, 2013 to co-invest in middle-market commercial loans originated by NewStar

Boston, May 1, 2013 – NewStar Financial, Inc. (NASDAQ: NEWS), a specialized commercial finance company, today reported net income of $6.2 million, or $0.12 per diluted share for the first quarter of 2013. These results compare to net income of $6.2 million, or $0.12 per diluted share in the fourth quarter of 2012 and $6.1 million, or $0.12 per diluted share in the first quarter of 2012. Income before income taxes (pre-tax income) was $10.4 million for the first quarter of 2013 compared to $10.3 million in the fourth quarter of 2012 and $10.4 million in the first quarter of 2012.

“Our results this quarter reflected consistent earnings and improved loan growth despite a significant slowdown in our target markets as the rush to complete deals in the fourth quarter appears to have dampened overall transaction activity in early 2013 as expected,” said Tim Conway, NewStar’s Chairman and Chief Executive Officer. “Despite the slow market, we grew the loan portfolio at a 7% annualized pace in the quarter and risk-adjusted revenue growth remained solid. Credit performance was also good as provision expense decreased, reflecting a positive variance to a longer term cyclical trend line.” he added. “We also continued to strengthen our competitive position, launching a new $300 million credit fund that will co-invest in loans that we originate as we continue to provide more capital to customers,” he concluded.

[1]	Risk-adjusted revenue is a non-GAAP measure calculated as the sum of net interest income after provision for credit losses and non-interest income. See “Non-GAAP Measurements” at the end of this press release and page 10 for reconciliation of non-GAAP to GAAP measurements.

Managed and Owned Loan Portfolios

•

Total new funded loan volume was approximately $147 million in the first quarter compared to $401 million in the prior quarter and $241 million in the first quarter of the prior year. Lower volumes reflected a significant fall-off in demand for acquisition financing from financial sponsors amid a slowdown in M&A activity.

•

The owned portfolio increased by approximately 2% from the prior quarter, or 7% on an annualized basis, to $1.9 billion as of March 31, 2013 as new funded loan origination exceeded run-off from scheduled amortization and prepayments of existing loans by $31 million. Net loan growth, excluding planned reductions in real estate loans, in the first quarter of 2013 was 3.5%, or 14% on an annualized basis. Real estate loans decreased by $29 million, or 16.1%, during the quarter to $149 million.

•

The managed loan portfolio remained steady at $2.4 billion as of March 31, 2013 approximately equal to December 31, 2012 as new funded loan origination was largely offset by loan run-off from scheduled amortization and prepayments of existing loans.

•

The Leveraged Finance loan portfolio increased by $51 million during the first quarter of 2013 to approximately $1.6 billion, while asset-based loans and leases in our Business Credit portfolio increased by $7.7 million to $205 million.

•

Assets managed for third party institutional investors decreased by 5% in the first quarter of 2013 to approximately $531 million at March 31, 2013 compared to $559 million at December 31, 2012 as the CLO used to partially fund loans owned by the NewStar Credit Opportunities Fund entered its amortization period.

•	Asset-based lending and equipment finance business lines originated approximately $13 million in the first quarter of 2013, or more than 9% of new loan volume retained on the balance sheet.

•

The owned loan portfolio remained balanced across industry sectors and highly diversified by issuer. As of March 31, 2013, no outstanding borrowings by a single obligor represented more than 1.5% of total loans outstanding, and the ten largest obligors comprised approximately 10.5% of the loan portfolio.

Net Interest Income / Margin

•	Net interest income decreased to $21.0 million for the first quarter of 2013 compared to $24.0 million for the fourth quarter of 2012 and $21.2 million in the first quarter of 2012.

•

The portfolio yield decreased to 6.50% in the first quarter of 2013 compared to 6.88% in the prior quarter, but was up from 6.39% in the first quarter of 2012. The sequential decline was due primarily to the impact of slower prepayments and the related decrease in the amortization of deferred loan fees.

•	Adjusting for the negative impact of non-performing loans on a non-GAAP basis, the loan portfolio yield would have been 30 bps higher, or 6.80%.

•

Net interest margin narrowed to 4.11% for the first quarter of 2013 compared to 4.58% for the fourth quarter of 2012 due primarily to lower amortization of deferred loan fees associated with the decrease in loan prepayments during the first quarter.

Non-Interest Income

•

Non-interest income was $3.1 million for the first quarter of 2013, down from $3.8 million for the fourth quarter of 2012, but up from $2.8 million for the first quarter of 2012. The change from the fourth quarter was due primarily to lower miscellaneous fees and the $0.8 million gain on sale of a loan in the prior quarter. There were no gains on debt repurchases during the first quarter of 2013, which was down from $0.5 million in the fourth quarter of 2012.

•

Other non-interest income in the first quarter of 2013 consisted primarily of $0.7 million of asset management income and $0.4 million of unused fees on revolving credit commitments. It also included approximately $0.7 million of revenue related to OREO currently being managed by the Company, which was previously reported net of related expenses and is now recognized on a gross basis in the Company’s financial results.

Expenses

•

Operating expenses increased by $1.3 million to $12.9 million in the first quarter of 2013 compared to $11.6 million in the fourth quarter of 2012 due to higher compensation and general and administrative expenses, as well as the recognition of $1.4 million of operating expense related to OREO currently being managed by the Company, which was previously reported net of related revenue as part of non-interest income and is now recognized as an expense on a gross basis in the Company’s financial results.

•

Operating expenses excluding non-cash equity compensation[2] were $11.3 million in the first quarter of 2013, or 2.1% of average assets an annualized basis, compared to $9.7 million in the prior quarter.

•	The efficiency ratio excluding non-cash equity compensation[3] in the first quarter of 2013 was 47.1% compared to 35.0% in the prior quarter.

•	The Company had 103 full-time employees as of March 31, 2013, down slightly from 104 employees as of December 31, 2012.

Income Taxes

•

Deferred income taxes decreased to $40.9 million as of March 31, 2013 compared to $42.5 million as of December 31, 2012 due primarily to a decrease in the allowance for credit losses and related timing differences of when credit costs are recognized according to GAAP and when they are excluded for income tax.

•	Approximately $23.0 million and $14.6 million of the deferred tax asset as of March 31, 2013 were related to our allowance for credit losses and equity compensation, respectively.

Loan Credit Quality

•

Total credit costs (including provision for credit losses and losses on OREO or interests retained in connection with workouts of impaired loans) in the first quarter of 2013 decreased by $5.2 million to $0.7 million from $5.9 million in the prior quarter.

•	Specific provision expense was approximately $0.4 million in the first quarter of 2013, down from $7.9 million in the fourth quarter of 2012.

•

The allowance for credit losses was $45.5 million, or 2.50% of loans and approximately 60% of NPLs, at March 31, 2013, compared to $50.0 million, or 2.78% of loans and approximately 69% of NPLs, at December 31, 2012.

•	Non-performing assets increased by $3.6 million from the prior quarter. One new loan was placed on non-accrual status and charge-offs on non-performing assets totaled $5.2 million.

•

At March 31, 2013, loans with an aggregate outstanding balance of $76.3 million, net of charge-offs, were on non-accrual status compared to loans with an aggregate outstanding balance of $72.7 million, net of charge-offs, at December 31, 2012. Non-performing assets, net of charge-offs, specific reserves and other adjustments were $89.3 million, or 55% of their aggregate face amount, as of March 31, 2013.

•	Non-accrual loans with an outstanding balance of $37.9 million as of March 31, 2013 were also delinquent.

[2]	Operating expenses excluding non-cash equity compensation is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 10 for reconciliation of non-GAAP to GAAP measurements.
[3]	Efficiency ratio excluding non-cash equity compensation is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 10 for reconciliation of non-GAAP to GAAP measurements.

Funding and Capital

•

Formed a new managed credit fund, NewStar Arlington Fund LLC, in partnership with an institutional investor to co-invest in middle market commercial loans originated by NewStar. The fund had $210 million of capital commitments from debt and equity investors at its formation on April 4, 2013 and is expected to grow to $300 million of assets under management after it is fully invested.

•

Balance sheet leverage decreased slightly to 2.44x as of March 31, 2013 from 2.49x at December 31, 2012 due primarily to CLO debt amortization and repayment of advances under a commercial real estate mortgage repurchase agreement.

•

Maintained ample liquidity with total cash and equivalents as of March 31, 2013 of $168.6 million, of which $27.6 million was unrestricted. Unrestricted cash increased slightly from approximately $27.2 million at December 31, 2012 and restricted cash decreased from approximately $208.7 million to $141.0 million due primarily to timing differences.

Book Value

•

Book value per share was $12.19 at the end of the first quarter 2013 up $0.13 from $12.06 at the end of the prior quarter and up $0.62 from $11.57 at the end of the first quarter of 2012 primarily due to net income and the amortization of equity compensation into stockholders’ equity.

Share Count

•

Average diluted shares outstanding were 53.3 million shares for the quarter, which was up slightly from the prior quarter. Total outstanding shares at March 31, 2013 were 49.4 million, consistent with outstanding shares as of December 31, 2012.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call. International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through May 6, 2013 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 35690088. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle market. The Company specializes in providing senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as, equipment purchases. NewStar originates loans and leases directly through a team of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $35 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Darien CT, Atlanta GA, Chicago IL, Dallas TX, Los Angeles CA, Philadelphia, PA, Portland OR and San Francisco CA. For more detailed information, please visit our website at www.newstarfin.com.

For information contact:

Robert K. Brown	Brian J. Fischesser
500 Boylston St., Suite 1250	500 Boylston St., Suite 1250
Boston, MA 02116	Boston, MA 02116
P. 617.848.2558	P. 617.848.2512
F. 617.848.4390	F. 617.848.4398
rbrown@newstarfin.com	bfischesser@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, objectives, future performance, financing plans and business, including with respect to expected assets under management in the Arlington Fund. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2012 Annual Report on Form 10-K, as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 with the SEC on or before May 10, 2013 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “risk-adjusted revenue” mean the sum of net interest income after provision for credit losses as determined under GAAP and non-interest income as determined under GAAP. NewStar management uses “risk adjusted revenue” to make operational and investment decisions, and NewStar believes that it provides useful information to investors in their evaluation of our financial performance and condition. A calculation of risk-adjusted revenue is included on page 10 of this release.

References to “operating expenses, excluding non-cash equity compensation” mean operating expenses as determined under GAAP, excluding compensation expense related to restricted stock grants and option grants. GAAP requires that these items be included in operating expenses. NewStar management uses “operating expenses, excluding non-cash equity compensation” to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition. Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants and option grants eliminates unique amounts that make it difficult to assess our core performance and compare our period-over-period results. A reconciliation of operating expenses, excluding non-cash equity compensation to operating expenses is included on page 10 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

($ in thousands)	March 31, 2013	December 31, 2012	March 31, 2012
Assets:

Cash and cash equivalents	$27,581	$27,212	$17,390
Restricted cash	140,969	208,667	104,951
Investments in debt securities, available-for-sale	21,546	21,127	19,038
Loans held-for-sale, net	59,517	51,602	37,945
Loans and leases, net	1,748,454	1,720,789	1,773,306
Deferred financing costs, net	17,858	19,064	13,880
Interest receivable	8,626	9,003	9,057
Property and equipment, net	345	433	715
Deferred income taxes, net	40,895	42,463	48,016
Income tax receivable	1,724	4,311	—
Other assets	28,251	52,399	23,653

Total assets	$2,095,766	$2,157,070	$2,047,951

Liabilities:

Credit facilities	$213,859	$229,941	$319,652
Term debt	1,196,124	1,221,764	1,070,052
Repurchase agreements	30,194	30,583	62,687
Accrued interest payable	4,543	3,330	2,965
Accounts payable	1,186	404	379
Income tax payable	—	—	1,372
Other liabilities	47,207	76,231	20,249

Total liabilities	1,493,113	1,562,253	1,477,356
Total stockholders’ equity	602,653	594,817	570,595

Total liabilities and stockholders’ equity	$2,095,766	$2,157,070	$2,047,951

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
($ in thousands, except per share amounts)	March 31, 2013	December 31, 2012	March 31, 2012
Net interest income:
Interest income	$30,140	$33,000	$29,522
Interest expense	9,187	8,984	8,353

Net interest income	20,953	24,016	21,169
Provision for credit losses	718	5,899	2,881

Net interest income after provision for credit losses	20,235	18,117	18,288

Non-interest income:
Fee income	358	1,221	1,255
Asset management income	727	796	743
Loss on derivatives	(41)	(57)	(15)
Gain (loss) on sale of loans	27	753	(450)
Other income	2,032	1,082	1,252

Total non-interest income	3,103	3,795	2,785
Operating expenses:
Compensation and benefits	8,880	8,038	7,202
General and administrative expenses	4,031	3,531	3,493

Total operating expenses	12,911	11,569	10,695

Income before income taxes	10,427	10,343	10,378
Income tax expense	4,273	4,131	4,296

Net income	$6,154	$6,212	$6,082

Net income per share:
Basic	$0.13	$0.13	$0.13
Diluted	$0.12	$0.12	$0.12

Weighted average shares outstanding:
Basic	47,357,495	47,407,192	47,373,668
Diluted	53,256,113	52,975,040	52,209,067

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
($ in thousands)	March 31, 2013	December 31, 2012	March 31, 2012
Performance Ratios:
Return on average assets	1.18%	1.17%	1.24%
Return on average equity	4.17	4.18	4.30
Net interest margin, before provision	4.11	4.58	4.30
Efficiency ratio	53.67	41.71	44.77
Portfolio yield	6.50	6.88	6.39

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more past due (at period end)	2.08%	3.59%	2.64%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	—	1.17	—
Non-accrual loan rate (at period end)	4.19	4.05	4.12
Non-performing asset rate (at period end)	4.87	4.77	4.60
Annualized net charge off rate (end of period loans)	1.15	3.38	0.62
Annualized net charge off rate (average period loans)	1.13	3.23	0.63
Allowance for credit losses ratio (at period end)	2.50	2.78	3.43

Capital and Leverage Ratios:
Equity to assets	28.76%	27.58%	27.86%
Debt to equity	2.44x	2.49x	2.55x
Book value per share	$12.19	$12.06	$11.57

Average Balances:
Loans and other debt products, gross	$1,876,273	$1,904,385	$1,855,671
Interest earning assets	2,069,667	2,086,945	1,981,785
Total assets	2,110,816	2,113,375	1,977,310
Interest bearing liabilities	1,451,092	1,430,521	1,363,318
Equity	599,061	591,570	568,760

Allowance for credit loss activity:
Balance as of beginning of period	$49,964	$59,351	$64,112
General provision for credit losses	301	(1,952)	1,313
Specific provision for credit losses	417	7,851	1,568
Net (charge offs) recoveries	(5,183)	(15,286)	(2,864)

Balance as of end of period	$45,499	$49,964	$64,129

Supplemental Data (at period end):
Investments in debt securities, gross	$25,298	$25,298	$25,298
Loans held-for-sale, gross	60,114	52,120	38,317
Loans held-for-investment, gross	1,820,369	1,796,845	1,871,579

Loans and investments in debt securities, gross	1,905,781	1,874,263	1,935,194
Unused lines of credit	260,590	245,483	253,501
Standby letters of credit	5,438	4,497	6,929

Total funding commitments	$2,171,809	$2,124,243	$2,195,624

Loan portfolio	$1,905,781	$1,874,263	$1,935,194
Loans owned by NewStar Credit Opportunities Fund	531,499	559,328	563,253

Managed loan portfolio	$2,437,280	$2,433,591	$2,498,447

Loans held-for-sale, gross	$60,114	$52,120	$38,317
Loans held-for-investment, gross	1,820,369	1,796,845	1,871,579

Total loans, gross	1,880,483	1,848,965	1,909,896
Deferred fees, net	(27,356)	(26,938)	(34,969)
Allowance for loan losses - general	(19,916)	(19,423)	(24,294)
Allowance for loan losses - specific	(25,240)	(30,213)	(39,382)

Total loans, net	$1,807,971	$1,772,391	$1,811,251

NewStar Financial, Inc.

Non-GAAP Data

(unaudited)

	Adjusted
	Three Months Ended
($ in thousands)	March 31, 2013	December 31, 2012	March 31, 2012
Performance Ratios:
Efficiency ratio	47.05%	35.03%	37.12%

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$12,911	$11,569	$10,695
Less: non-cash equity compensation expense (2)	1,597	1,827	1,827

Adjusted operating expenses	$11,314	$9,742	$8,868

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Risk-adjusted revenue
Net interest income after provision for credit losses	$20,235	$18,117	$18,288
Non-interest income (loss)	3,103	3,795	2,785

Risk-adjusted revenue	$23,338	$21,912	$21,073

NewStar Financial, Inc.

Portfolio Data

(unaudited)

($ in thousands)	March 31, 2013		December 31, 2012		March 31, 2012

Portfolio Data:
First mortgage	$148,867	7.8%	$177,462	9.5%	$222,667	11.5%
Senior secured asset-based	210,774	11.1	201,219	10.7	153,437	7.9
Senior secured cash flow	1,493,156	78.3	1,448,182	77.3	1,500,061	77.5
Other	52,984	2.8	47,400	2.5	59,029	3.1

Total	$1,905,781	100.0%	$1,874,263	100.0%	$1,935,194	100.0%

Leveraged Finance	$1,552,249	81.5%	$1,499,833	80.0%	$1,561,681	80.7%
Business Credit	204,649	10.7	196,952	10.5	150,829	7.8
Real Estate	148,883	7.8	177,478	9.5	222,684	11.5

Total	$1,905,781	100.0%	$1,874,263	100.0%	$1,935,194	100.0%